Exhibit 99.1

NEWS

United Industrial Corporation Reaches Agreement to
Divest Detroit Stoker Company Subsidiary

IR Contact:	Media Contact:
Stuart F. Gray	Sharon C. Corona
410-628-8686	410-628-3184
grays@aaicorp.com	corona@aaicorp.com

HUNT VALLEY, Md., November 22, 2006 — United Industrial Corporation (NYSE: UIC) announced today that it has entered into a definitive merger agreement to divest its wholly owned energy subsidiary, Detroit Stoker Company, for total consideration of $22.4 million, subject to adjustment.

Under the agreement, Detroit Stoker will merge with Bram Acquisition Corp., a wholly owned subsidiary of DSC Services Inc., a newly formed corporation affiliated with a private investment group. The merged enterprise will retain the Detroit Stoker Corporation name and, upon completion of the merger, will become a wholly owned subsidiary of DSC Services, Inc.

United Industrial will receive $17.4 million in cash at closing, subject to adjustment, and a $5 million promissory note guaranteed in part by an individual who is a principal of the affiliated private investment group.  The closing of the sale, anticipated to take place by the end of the first quarter of 2007, is contingent upon completion of normal and customary pre-closing conditions, including financing.

“The consummation of the merger will mark attainment of a significant milestone in our ongoing strategy to focus UIC on its core aerospace and defense business. It will create two independent companies focused on their own customers, products and markets that will each be better positioned to maximize shareholder value,” explained Frederick M. Strader, president and chief executive officer of UIC.

United Industrial Corporation designs, produces, and supports defense systems. Its products and services include unmanned aircraft systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for defense needs.  The company also manufactures combustion equipment for business and refuse fuels.

For more information on United Industrial Corporation, visit www.unitedindustrial.com.

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, including without limitation, program cancellations and changes in program funding, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements. The company makes no commitment to update any forward- looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the company and its various risk factors, please see the company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

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